Exhibit 34

Report of Independent Registered Public Accounting Firm

We have examined Santander UK plc’s (the “Servicer”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for Holmes Master Issuer plc (the “Company”) as described in the accompanying Santander UK Plc Annual Compliance Certificate with SEC Regulation AB Servicing Criteria as of and for the year ended December 31, 2009, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iv), 1122(d)(4)(x), 1122(d)(4)(xii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Servicer with respect to the Company. Management is responsible for the Servicer’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Servicer’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Company, determining whether the Servicer performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Servicer during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Company. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with 1122(d)(3)(i), 1122(d)(4)(iv) and 1122(d)(4)(v) applicable to the Servicer during the year ended December 31, 2009. The description of these items is as follows:

1122(d)(3)(i)(B) and 1122(d)(3)(i)(D) – As a consequence of incorrect manual processing, the loan-to-value ratio reported to the investors was incorrect and the amount of unpaid principal was different to the information in the reports published for January 2009.

1122(d)(4)(iv) - As a consequence of incorrect manual processing, the allocation of payments on pool assets to principal, interest and other items was not appropriate, therefore the actual balance was different from the balance reported during the period from January 2009 to March 2009.

1122(d)(4)(v) - As a consequence of incorrect manual processing and the misallocation of payments noted in the previous paragraph; the unpaid principal balance recorded in the Servicer’s records was not accurate, resulting in an error in the unpaid principal balance reported during the period from January 2009 to March 2009.

In our opinion, except for the material noncompliance described in the preceding paragraphs, the Servicer complied, in all material respects, with the aforementioned applicable servicing criteria for the Company as of and for the year ended December 31, 2009.

Servicer’s Annual Compliance Certificate includes Servicer's responses to the material noncompliance identified in our examination. Such responses have not been subjected to the procedures applied in our examination and, accordingly, we do not express an opinion or provide any form of assurance on the appropriateness of the responses or the effectiveness of any corrective actions described therein.

Deloitte LLP
Chartered Accountants and Statutory Auditors
London, United Kingdom
30 March 2010